Exhibit 10.10

THE SCOTTS MIRACLE-GRO COMPANY
LONG-TERM INCENTIVE PLAN
(As Amended And Restated January 17, 2013)

RESTRICTED STOCK UNIT AWARD AGREEMENT FOR EMPLOYEES
(with related dividend equivalents)

RESTRICTED STOCK UNITS GRANTED TO
JAMES HAGEDORN ON DECEMBER 11, 2013

This Award Agreement describes the type of Award that you have been granted and the terms and conditions of your Award.

1.    DESCRIPTION OF YOUR RESTRICTED STOCK UNITS. You have been granted 30,131 Restricted Stock Units (“RSUs”) and an equal number of related dividend equivalents. The “Grant Date” of your Award is December 11, 2013. Each whole RSU represents the right to receive one full Share at the time and in the manner described in this Award Agreement. Subject to Section 5 of this Award Agreement, each dividend equivalent represents the right to receive an amount equal to the dividends that are declared and paid during the period beginning on the Grant Date and ending on the Settlement Date (as described in Section 4(a) of this Award Agreement) with respect to the Share represented by the related RSU. To accept this Award Agreement, you must return a signed copy of this Award Agreement no later than February 14, 2014, to Merrill Lynch (the “Third Party Administrator”) as follows:

Merrill Lynch Attention: Stephen Smith 8245 Pulsar Place, Suite 200 Columbus, OH 43240 (800) 285-0648

2.	INCORPORATION OF PLAN AND DEFINITIONS.

(a)
This Award Agreement and your RSUs are granted pursuant to and in accordance with The Scotts Miracle-Gro Company Long-Term Incentive Plan as amended and restated January 17, 2013 (the “Plan”). All provisions of the Plan are incorporated herein by reference, and your RSUs and related dividend equivalents are subject to the terms of the Plan and this Award Agreement. To the extent there is a conflict between this Award Agreement and the Plan, the Plan will govern.

(b)	Capitalized terms that are not defined in this Award Agreement have the same meanings as in the Plan.

3.    VESTING. Except as provided in Section 6 of this Award Agreement, the RSUs described in this Award Agreement will vest as follows:

(a)
General Vesting. If your employment continues from the Grant Date until the third anniversary of the Grant Date, in this case December 11, 2016 (the “Vesting Date”), your RSUs described in this Award Agreement will become 100% vested on the Vesting Date; or

(b)	Accelerated Vesting. Under the following circumstances, your RSUs described in this Award Agreement will become 100% vested earlier than the Vesting Date:

(i)
If you Terminate because of your death or because you become Disabled (as defined below), your RSUs described in this Award Agreement will become 100% vested as of the date of such event and will be settled in accordance with Section 4 of this Award Agreement. For purposes of this Award Agreement, “Disabled” means (A) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (B) you are, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering Employees of your employer, or (C) you are determined to be totally disabled by the Social Security Administration or Railroad Retirement Board; or

(ii)
If you Terminate because of an involuntary termination without Cause or a voluntary termination with Good Reason (as “Cause” and “Good Reason” are defined in your Executive Severance Agreement, dated December 11, 2013, between you and the Scotts Company LLC, as it may be amended from time to time (the “Executive Severance Agreement”), your RSUs described in this Award Agreement will become 100% vested as of the date of such event and will be settled in accordance with Section 4 of this Award Agreement.

(iii)
Subject to Section 17 of the Plan, in the event of a Change in Control, your RSUs described in this Award Agreement will become 100% vested as of the date of such event and will be settled in accordance with Section 4(d) of this Award Agreement.

4.    SETTLEMENT.

(a)
Subject to the terms of the Plan and this Award Agreement, your vested RSUs, minus any shares that are withheld for taxes as provided under Section 4(c), shall be settled in a lump sum as soon as administratively practicable, but no later than 90 days following the earliest date to occur of: (i) the date of your Termination due to your death or Disability; (ii) the date of your Termination due to an involuntary termination without Cause or a voluntary termination with Good Reason (as “Cause” and “Good Reason” are defined in the Executive Severance Agreement); or (iii) the Vesting Date (the “Settlement Date”).

(b)
Except as provided in Section 5 of this Award Agreement, you will have none of the rights of a shareholder with respect to Shares underlying the RSUs unless and until you become the record holder of such Shares.

(c)
You may use one of the following methods to pay the required withholding taxes related to the vesting of your RSUs. You will decide on the method at the time prescribed by the Company. If you do not elect one of these methods, the Company will apply the Net Settlement method described below:

(i)
CASH PAYMENT: If you elect this alternative, you will be responsible for paying the Company through the Third Party Administrator cash equal to the minimum statutory withholding requirements applicable on your RSUs.

(ii)	NET SETTLEMENT: If you elect this alternative, the Company will retain the number of shares with a Fair Market Value equal to the minimum statutory withholding requirements applicable on your RSUs.

(d)
Notwithstanding the foregoing in this Section 4, if there is a Change in Control, your RSUs will become 100% vested on the date of the Change in Control and will be settled as described in the Plan. See the Plan for further details.

5.    DIVIDEND EQUIVALENTS. You will be entitled to receive a dividend equivalent equal to any dividends declared and paid on each Share represented by a related RSU, subject to the same terms and conditions as the related RSU. Any dividend equivalents described in this Section 5 will be distributed to you in accordance with Section 4 of this Award Agreement or forfeited, depending on whether or not you have met the conditions described in this Award Agreement and the Plan. Any such distributions will be made in (i) cash, for any dividend equivalents relating to cash dividends and/or (ii) Shares, for any dividend equivalents relating to Share dividends.

6.    FORFEITURE.

(a)	Except as otherwise provided in Section 3(b) of this Award Agreement, you will forfeit your unvested RSUs if you Terminate prior to the Vesting Date.

(b)
If you engage in “Conduct That Is Harmful To The Company” (as described below), you will forfeit your RSUs and related dividend equivalents and must return to the Company all Shares and other amounts you have received through this Award Agreement if, without the Company’s written consent, you do any of the following within 180 days before and 730 days after you Terminate:

(i)	You breach any confidentiality, nondisclosure, and/or noncompetition obligations under any agreement or plan with the Company or any Affiliate or Subsidiary;

(ii)	You fail or refuse to consult with, supply information to or otherwise cooperate with the Company or any Affiliate or Subsidiary after having been requested to do so;

(iii)	You deliberately engage in any action that the Company concludes has caused substantial harm to the interests of the Company or any Affiliate or Subsidiary;

(iv)
You fail to return all property (other than personal property), including vehicles, computer or other equipment or electronic devices, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data, formulae or any other tangible property or document and any and all copies, duplicates or reproductions that you have produced or received or have otherwise been provided to you in the course of your employment with the Company or any Affiliate or Subsidiary; or

(v)
You engaged in conduct that the Committee reasonably concludes would have given rise to a Termination for Cause (as defined in the Executive Severance Agreement) had it been discovered before you Terminated.

7.    AMENDMENT AND TERMINATION. Subject to the terms of the Plan, the Company may amend or terminate this Award Agreement or the Plan at any time.
8.    BENEFICIARY DESIGNATION. You may name a beneficiary or beneficiaries to receive any RSUs and related dividend equivalents that vest before you die but are settled after you die. This may be done only on the attached Beneficiary Designation Form and by following the rules described in that Form. The Beneficiary Designation Form does not need to be completed now and is not required as a condition of receiving your Award. However, if you die without completing a Beneficiary Designation Form or if you do not complete that Form correctly, your beneficiary will be your surviving spouse or, if you do not have a surviving spouse, your estate.
9.    TRANSFERRING YOUR RSUs AND RELATED DIVIDEND EQUIVALENTS. Except as described in Section 8, your RSUs and related dividend equivalents may not be transferred to another person. Also, the Committee may allow you to place your RSUs and related dividend equivalents into a trust established for your benefit or the benefit of your family. Contact the Third Party Administrator for further details.

10.    GOVERNING LAW. This Award Agreement shall be governed by the laws of the State of Ohio, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

11.    OTHER AGREEMENTS AND POLICIES. Your RSUs and related dividend equivalents will be subject to the terms of any other written agreements between you and the Company or any Affiliate or Subsidiary to the extent that those other agreements do not directly conflict with the terms of the Plan or this Award Agreement. Your RSUs and related dividend equivalents granted under the Plan shall be subject to any applicable Company clawback or recoupment policies, share trading policies and other policies that may be implemented by the Company from time to time.
12.    ADJUSTMENTS TO YOUR RSUs. Subject to the terms of the Plan, your RSUs and related dividend equivalents will be adjusted, if appropriate, to reflect any change to the Company’s capital structure (e.g., the number of Shares underlying your RSUs will be adjusted to reflect a stock split).
13.    YOUR ACKNOWLEDGMENT OF AND AGREEMENT TO AWARD CONDITIONS.
By signing below, you acknowledge and agree that:
(a)    A copy of the Plan has been made available to you;
(b)    You understand and accept the terms and conditions of your Award;

(c)
You will consent (on your own behalf and on behalf of your beneficiaries and transferees and without any further consideration) to any necessary change to your Award or this Award Agreement to comply with any law and to avoid paying penalties under Section 409A of the Code, even if those changes affect the terms of your Award and reduce its value or potential value; and

(d)	You must return a signed copy of this Award Agreement to the address given above before February 14, 2014.

James Hagedorn By: ___________________________ Date signed: ____________________	THE SCOTTS MIRACLE-GRO COMPANY By:___________________________________ Denise Stump Executive Vice President, Global Human Resources Date signed: _______________________